Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Tania Almond	Dan Gagnier/Alex Eule
Investor Relations	Citigate Sard Verbinnen
410-528-7555	212-687-8080

NeighborCare Reports Fiscal 2004 Year End Results;

Revenues Grow 10.2% Year-Over-Year;

First Year of Positive Net Organic Bed Growth in Over Years

BALTIMORE, MD – (November 18, 2004) – NeighborCare, Inc. today announced its results for the fourth quarter and fiscal year ended September 30, 2004.  Net revenues in the quarter totaled $377.4 million compared with $322.9 million last year.  Full year net revenues were $1.4 billion compared with the year ago level of $1.2 billion.  In accordance with generally accepted accounting principles (GAAP), the revenue numbers exclude intersegment revenues with Genesis HealthCare Corporation (GHC) for the period prior to its spin-off on December 1, 2003.  Net revenues, as adjusted for intersegment transactions with GHC, totaled $342.2 million in the year ago quarter for a year over year increase of 10.3%.  For the fiscal year, adjusted net revenues were up 10.2% to $1.5 billion from $1.3 billion in the year ago period (see Introductory Note in “Quarterly Results Review” on page 2 and Table 1 in “Financial Highlights” on page 6 for a reconciliation of net revenue to net revenue, as adjusted).

For the quarter, income from continuing operations was $6.1 million, or $0.14 per diluted share.  In the same quarter of the prior year, loss from continuing operations was ($0.5) million, or ($0.03) per diluted share.  For the full year, loss from continuing operations was ($6.6) million, or ($0.15) per diluted share.  This includes the effect of expenses incurred in connection with our competitor’s unsolicited tender offer to purchase all of our outstanding common stock, as well as certain strategic planning, severance and other operating items, together aggregating $3.6 million and $63.8 million for the quarter and fiscal year ended September 30, 2004, respectively.  For the prior year period, income from continuing operations was $4.0 million, or $0.03 per diluted share.

NeighborCare’s income from continuing operations, excluding the effect of expenses incurred in connection with our competitor’s unsolicited tender offer to purchase all of our outstanding common stock, as well as certain strategic planning, severance and other operating items and including an adjustment to a 40% effective tax rate, was $9.3 million, or $0.21 per diluted share for the current quarter.  In the same quarter of the prior year, income from continuing operations adjusted for these charges as well as intersegment gross profit on sales to GHC was $8.0 million, or $0.20 per diluted share.  Income from continuing operations adjusted for these charges for the current full year was $38.0 million, or $0.86 per diluted share when compared to the adjusted amounts of $21.1 million or $0.52 per diluted share in the prior year period (see Table 3 in “Financial Highlights” on page 6 for a reconciliation of income from continuing operations to income from continuing operations, as adjusted).

Adjusted EBITDA for the quarter ended September 30, 2004 was $28.2 million compared with adjusted EBITDA of $22.7 million for the same period last year.  Full year adjusted EBITDA was $110.8 million versus $69.3 million last year (see Table 2 in “Financial Highlights” on page 6 for a reconciliation of income from continuing operations to EBITDA and adjusted EBITDA).  Prior periods adjusted EBITDA may not be considered comparable for several reasons including: First, 2003 EBITDA excludes gross profit on intersegment revenues from GHC of $4.0 million and $16.1 million for the three and twelve months ended September 30, 2003, respectively.  Second, prior periods presented also include corporate overhead costs that could not be allocated to discontinued operations of $8.2 million and $31.7 million for the three and twelve months ended September 30, 2003, respectively.  Third, for the current twelve-month period ended September 30, 2004, adjusted EBITDA excludes gross profit on intersegment sales from GHC prior to the spin-off of $2.7 million.  Adjusted EBITDA for all periods presented excludes the results of discontinued operations.

John J. Arlotta, NeighborCare’s Chairman, President and CEO, said “I am extremely pleased with the progress this company has made in its first year as a stand-alone company.  Despite anticipated industry pricing and reimbursement dynamics that have created a headwind, our people are executing well on our stated plan to transform our company and our industry.  I am very proud of what our employees have accomplished.”

Arlotta added, “NeighborCare’s achievements were numerous in 2004.  Service costs declined, we deployed innovative new technology for our pharmacies and our customers, and our state-of-the-art drug repack facility is nearing completion.  We negotiated better contracts with suppliers and we initiated a new formulary with rapidly improving compliance.  Importantly, net organic bed gains were positive for the first time in over four years and our customer retention rates improved significantly.  We also opened 8 new pharmacies, and completed 3 acquisitions.  In short, NeighborCare remains on track to deliver on the plan we outlined in June of 2004.”

At September 30, 2004, NeighborCare served 262,755 beds.  Organic net bed growth for the year totaled 6,521 beds.  Bed counts ending September 30, 2003 and June 30, 2004 were 246,141 and 262,927, respectively.  Average revenue per bed per month for the quarter ended September 30, 2004 was $427 compared to $402 in the prior year period.

Quarterly Results Review

Introductory Note.  Net revenues and cost of revenues do not include intersegment revenues and related cost of revenues with GHC for periods prior to the spin-off.  GAAP requires that intersegment revenues from GHC for periods prior to the spin-off be eliminated in consolidation and that the associated gross profit be included in NeighborCare’s discontinued operations.  For comparison purposes, the presentation of adjusted net revenues, costs of revenues and gross margin reflects the adjustment to include the intersegment transactions as these transactions with GHC are and will continue to be reflected in continuing operations in the current and future periods (see Reconciliation Table 1 in “Financial Highlights” on page 6.)  NeighborCare accounts for discontinued operations, including assets distributed, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets distributed are removed from the results of continuing operations and presented as a separate line on the statement of operations.

Revenues.  Net revenue growth for the quarter over the year ago period was principally driven by growth in revenue of the Company’s institutional pharmacy segment of approximately $55.5 million or 20.5% over the prior year.  On an as adjusted basis this growth was $36.3 million, or 12.5% over the same period in the prior year.  This growth was driven by an increase in bed census, as well as increased drug trend partially offset by certain state Medicaid reimbursement reductions, the full impact of the amended GHC contract along with competitive price reductions.

Cost of revenues.  Cost of revenues in the quarter increased by $47.7 million, or 19.0%, to $298.9 million from $251.2 million in the year ago quarter.  Cost of revenues in the quarter compared with the as adjusted level last year increased $32.5 million, or 12.2% to $298.9 million from the as adjusted year ago level of $266.4 million.

Gross margin.  Gross margin in the quarter declined to 20.8% from 22.2% last year.  On an as adjusted basis, gross margin declined to 20.8% from 22.1% last year, or 130 basis points.  Reduction in the gross margin is primarily attributable to state Medicaid reimbursement reductions and changes in product mix and contract pricing, including the impact of the amended contract with GHC.

Selling, general and administrative.  SG&A in the current quarter increased $1.3 million to $50.3 million from the year ago level of $49.0 million.  The year ago level included approximately $8.2 million of shared overhead costs not allocated to discontinued operations.  The resulting net increase in SG&A expenses after taking into account the effect of the shared overhead costs is primarily due to the vesting of restricted stock awards granted during the year and expensed over the vesting period and increases in legal and consulting fees.  As a percentage of revenue, SG&A was 13.3% this quarter compared with 15.2% last year.

Liquidity and capital resources.  NeighborCare ended the quarter with $81.9 million of cash and $291.0 million of working capital.  The Company generated $71.8 million year to date in operating cash flows and has $262.3 million of indebtedness.  NeighborCare’s $100 million revolving credit facility remains undrawn.

Outlook

NeighborCare today commented on the Company’s previously issued fiscal 2005 guidance. Revenues are still expected to be in the range of $1.55-$1.725 billion for 2005.  EBITDA and earnings per share, which in each case exclude one time charges and special items, are expected to be at the low end of the previously announced ranges of $150-$165 million and $1.35-$1.60 per share, respectively.  One-time charges or special items would reduce net income, EBITDA and net income per share.  We are not able to reasonably forecast such charges or items at this time and accordingly have not provided an estimate of their impact on net income, EBITDA or net income per share nor an estimate of net income.  (See earnings outlook and related reconciliation on page 9.)

Conference Call

NeighborCare will host a conference call and webcast at 9:30 a.m. Eastern Time on November 19, 2004 to discuss results for the fourth fiscal quarter.  The conference call information follows:

Toll-Free Number:  (888) 240-0264

Toll Number:  (706) 679-5757

Leader:  John Arlotta

Conference ID:  2244000

Investors can also access the conference live via webcast through NeighborCare’s web site at http://www.neighborcare.com/investor/earnings.cfm, where a replay of the call will also be posted.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.  Visit our website at www.neighborcare.com.

Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the federal securities laws) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding estimated revenues, income from continuing operations, adjusted EBITDA, income from continuing operations per share and adjusted earnings per share, the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates.  Our business, operations or results could also be affected by and the effects of Omnicare’s tender offer or its pendency on the company and its business, employees, customers and suppliers. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003

Net revenues	$377,449	$322,934	$1,443,583	$1,243,857
Cost of revenues	298,900	251,161	1,137,218	961,978
Gross profit	78,549	71,773	306,365	281,879

Selling, general and administrative	50,318	49,045	195,603	212,551
Depreciation and amortization	7,423	8,582	26,686	31,631
Strategic planning, severance and other operating items	2,104	7,539	45,598	17,142
Takeover defense expenses	1,472	—	18,223	—
Operating income	17,232	6,607	20,255	20,555

Interest expense, net	4,319	3,722	19,018	14,358
Other expense	1,004	1,007	4,457	4,289

Income (loss) before income tax provision (benefit)	11,909	1,878	(3,220)	1,908
Income tax provision (benefit)	5,795	2,356	3,372	(2,048)

Income (loss) from continuing operations	6,114	(478)	(6,592)	3,956
Income from discontinued operations, net of taxes	—	8,084	8,435	28,732

Net income	6,114	7,606	1,843	32,688
Preferred stock dividends	—	692	—	2,701
Net income available to common shareholders	$6,114	$6,914	$1,843	$29,987

Per common share data
Basic
Income (loss) from continuing operations	$0.14	$(0.03)	$(0.15)	$0.03
Income from discontinued operations	$—	$0.20	$0.19	$0.71
Net income available to common shareholders	$0.14	$0.17	$0.04	$0.74
Weighted average shares outstanding	43,751	39,768	42,863	40,756

Diluted
Income (loss) from continuing operations	$0.14	$(0.03)	$(0.15)	$0.03
Income from discontinued operations	$—	$0.20	$0.19	$0.71
Net income available to common shareholders	$0.14	$0.17	$0.04	$0.74
Weighted average shares outstanding	44,447	39,768	42,863	40,757

NEIGHBORCARE, INC.

SEGMENT INFORMATION

(Unaudited)

	Institutional	Corporate
(in thousands)	Pharmacy	and Other	Consolidated
Three months ended September 30, 2004
Net revenues	$325,919	$51,530	$377,449
Gross profit	$63,550	$14,999	$78,549
Operating income (loss)	$31,163	$(13,931)	$17,232

Three months ended September 30, 2003
Net revenues	$270,392	$52,542	$322,934
Gross profit	$55,736	$16,037	$71,773
Operating income (loss)	$25,879	$(19,272)	$6,607

Fiscal year ended September 30, 2004
Net revenues	$1,228,759	$214,824	$1,443,583
Gross profit	$240,334	$66,031	$306,365
Operating income (loss)	$117,321	$(97,066)	$20,255

Fiscal year ended September 30, 2003
Net revenues	$1,030,412	$213,445	$1,243,857
Gross profit	$212,650	$69,229	$281,879
Operating income (loss)	$92,325	$(71,770)	$20,555

Total assets as of
September 30, 2004	$217,969	$631,439	$849,408
September 30, 2003	$192,543	$1,746,186	$1,938,729

Note: Reference Table 1 of the Financial Highlights section for intersegment adjustments which impact only the institutional pharmacy segment.

NEIGHBORCARE, INC.

FINANCIAL HIGHLIGHTS

(Unaudited)

Table 1 - Reconciliation of net revenues, cost of revenues, gross profit and gross margin
(in thousands, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	30-Sep-04	30-Sep-03	30-Jun-04	30-Sep-04	30-Sep-03
Net revenues - as reported	$377,449	$322,934	$371,094	$1,443,583	$1,243,857
Add back:
Intersegment revenues with Genesis HealthCare	—	19,245	—	13,013	78,019
Net revenues - as adjusted	$377,449	$342,179	$371,094	$1,456,596	$1,321,876
Cost of revenues - as reported	$298,900	$251,161	$294,061	$1,137,218	$961,978
Add back:
Intersegment cost of revenues for Genesis HealthCare	—	$15,273	—	$10,332	$61,918
Cost of revenues - as adjusted	$298,900	$266,434	$294,061	$1,147,550	$1,023,896

Gross Profit - as adjusted	$78,549	$75,745	$77,033	$309,046	$297,980
Gross Margin - as adjusted	20.8%	22.1%	20.8%	21.2%	22.5%

Table 2 - Reconciliation of income from continuing operations, as reported, to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended			Fiscal Year Ended
	30-Sep-04	30-Sep-03	30-Jun-04	30-Sep-04	30-Sep-03
Income (loss) from continuing operations - as reported	$6,114	$(478)	$(6,773)	$(6,592)	$3,956
Add back:
Other expense	1,004	1,007	1,137	4,457	4,289
Income tax expense	5,795	2,356	4,720	3,372	(2,048)
Interest expense, net	4,319	3,722	4,492	19,018	14,358
Depreciation and amortization	7,423	8,582	7,107	26,686	31,631
EBITDA	$24,655	$15,189	$10,683	$46,941	$52,186
Add back:
Strategic planning, severance and other operating items	2,104	7,539	792	45,598	17,142
Takeover defense expenses	1,472	—	16,751	18,223	—
Adjusted EBITDA	$28,231	$22,728	$28,226	$110,762	$69,328

Table 3 - Reconciliation of income from continuing operations, as reported, to income from continuing operations, as adjusted
(in thousands, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	30-Sep-04	30-Sep-03	30-Jun-04	30-Sep-04	30-Sep-03
Income (loss) from continuing operations - as reported	$6,114	$(478)	$(6,773)	$(6,592)	$3,956
Add back (deduct):
Intersegment revenues with Genesis HealthCare	—	19,245	—	13,013	78,019
Intersegment cost of revenues for Genesis HealthCare	—	(15,273)	—	(10,332)	(61,918)
Strategic planning, severance and other operating items	2,104	7,539	792	45,598	17,142
Takeover defense expenses	1,472	—	16,751	18,223	—
Tax impact of items added back above and adjustment to 40% effective tax rate on income from continuing operations	(399)	(3,000)	(1,476)	(21,941)	(16,108)
Income from continuing operations - as adjusted	$9,291	$8,033	$9,294	$37,969	$21,091
Income from continuing operations - as adjusted per share - basic	$0.21	$0.20	$0.21	$0.89	$0.52
Weighted average shares - basic	43,751	39,768	43,682	42,863	40,756
Income from continuing operations - as adjusted per share - diluted	$0.21	$0.20	$0.21	$0.86	$0.52
Weighted average shares - diluted	44,447	39,768	44,120	44,076	40,757

Notes:

• Adjusted EBITDA is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance.  Adjusted EBITDA is reconciled to the most directly comparable GAAP financial measure.

• Income from continuing operations - as adjusted is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2004	September 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$81,923	$132,726
Restricted investments in marketable securities	—	29,320
Accounts receivable, net	230,903	366,886
Inventory	64,111	66,747
Prepaid expenses and other current assets	40,046	89,918
Total current assets	416,983	685,597
Property, plant and equipment, net	84,215	751,996
Restricted investments in marketable securities	—	61,271
Other long-term assets	19,353	81,304
Identifiable intangible assets, net	12,737	20,866
Goodwill	316,120	337,695
Total assets	$849,408	$1,938,729

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,263	$20,135
Accounts payable and accrued expenses	116,965	214,689
Income taxes payable	4,747	4,116
Total current liabilities	125,975	238,940
Long-term debt	258,008	591,484
Other long-term liabilities	70,765	134,952
Total liabilities	454,748	965,376

Minority interest	7,880	10,359
Redeemable preferred stock	—	46,831

Total shareholders’ equity	386,780	916,163
Total liabilities and shareholders’ equity	$849,408	$1,938,729

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

	Three Months
	Ended	Fiscal Year Ended September 30,
	30-Sep-04	2004	2003

Cash flows from operating activities
Net income (loss) available to common shareholders	$6,114	$1,843	$29,987
Net charges included in operations not requiring funds	10,525	66,396	143,322
Changes in operating assets and liabilities
Change in accounts receivable, net	(5,423)	(49,406)	(37,451)
Change in accounts payable and accrued expenses	10,879	48,581	(17,899)
Other, net	1,530	4,338	(7,398)
Net cash provided by operating activities	23,625	71,752	110,561

Cash flows from investing activities
Capital expenditures	(9,495)	(29,634)	(59,758)
Acquisitions	—	(31,992)	—
Eldercare acquisitions	—	(36,351)	(11,248)
Proceeds from sale of Eldercare assets	—	7,129	55,123
Other, net	—	2,193	3,595
Net cash (used in) provided by investing activities	(9,495)	(88,655)	(12,288)

Cash flows from financing activities
Distributions of cash to GHC	—	(63,141)	—
Funds received from GHC for debt financing	—	135,885	—
Repayment of long-term debt	(783)	(560,743)	(77,369)
Proceeds from issuance of long-term debt, net of debt issuance costs	—	458,284	—
Repurchase of common stock	—	—	(36,208)
Other	(1,568)	(4,185)	—
Net cash used in financing activities	(2,351)	(33,900)	(113,577)

Net increase (decrease) in cash and cash equivalents	11,779	(50,803)	(15,304)
Cash and cash equivalents at beginning of period	70,144	132,726	148,030
Cash and cash equivalents at end of period	$81,923	$81,923	$132,726

NEIGHBORCARE, INC.

EARNINGS OUTLOOK FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005

(Unaudited, in thousands except per share amounts)

	FY2005E
Reconciliation of net income (excluding one time charges or special items) to EBITDA	Low End of Range	High End of Range

Net income	$60,220	$71,000
Add back (deduct):
Income taxes	36,200	$44,520
Depreciation and amortization	33,500	34,500
Interest expense	15,000	12,000
Equity in earnings of equity method investments	(520)	(520)
Minority interest	5,450	3,500
EBITDA	$149,850	$165,000